Exhibit 99.1

Media: Adam Gaber, 917.224.6176 or adam.gaber@avangrid.com Analysts: Patricia Cosgel, 203.499.2624 or Patricia.Cosgel@Avangrid.com

FOR IMMEDIATE RELEASE

AVANGRID ANNOUNCES CHANGES TO RENEWABLES LEADERSHIP

Bill White and Jose Antonio Miranda appointed Co-Presidents and CEOs of Avangrid Renewables

ORANGE, Conn. — October 12, 2021 — AVANGRID, Inc. (NYSE: AGR), a leading sustainable energy company, announced today the appointment of Bill White and Jose Antonio Miranda as Co-Presidents & CEOs of Avangrid Renewables. Within this structure, White will serve as Offshore President & CEO and Miranda will serve as Onshore President & CEO effective immediately. The changes come as Alejandro de Hoz, President & CEO of Avangrid Renewables, has decided to leave the company.

“Our renewables business is a meaningful engine of growth for AVANGRID and today we have established ourselves as the third largest renewables generator in the country and the leader in offshore wind,” said Dennis V. Arriola, AVANGRID CEO. “With two strong and experienced leaders like Jose Antonio and Bill, it makes sense to simplify our structure to ensure we are strongly aligned and focused on the key opportunities related to our strategic plan. This is an exciting time for AVANGRID and Avangrid Renewables and I am very optimistic that under Bill and Jose Antonio’s leadership, we will continue to grow our renewables portfolio and improve the operating performance of our existing portfolio of assets.”

White has served as head of U.S. offshore wind at Avangrid Renewables since October 2020 where he has led the development and implementation of the company’s overall offshore wind strategy, which includes projects in Massachusetts, Connecticut and North Carolina.

Prior to joining Avangrid Renewables, White served in a number of roles in the private and public sector related to offshore wind. He also served in the White House as a special assistant to the president and as assistant secretary at the Massachusetts Executive Office of Energy and Environmental Affairs. He is a graduate of Boston College’s School of Management and the Harvard Kennedy School.

Miranda, whose appointment was announced by the company last month, brings with him extensive renewables leadership experience and was previously CEO of Onshore in the Americas region for Siemens Gamesa and Chairman of its Boards in US, Mexico and Brazil. Prior to his decade-long tenure at Siemens Gamesa where he held roles in Europe, Asia and the Americas, he held a variety of roles at the multinational engineering firm, ABB.

Miranda holds a Master of Business Administration from ICADE (Universidad Pontificia de Comillas, Madrid, Spain) and a degree in Industrial Engineering from the Superior Technical Institute of Industrial Engineers of Gijón (Oviedo University, Spain).

Miranda and White will report directly to Arriola and serve on AVANGRID’s Management Committee.

# # #

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) aspires to be the leading sustainable energy company in the United States. Headquartered in Orange, CT, with approximately $39 billion in assets and operations in 24 U.S. states, AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns and operates eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 7,000 people and has been recognized by Forbes and Just Capital as one of the 2021 JUST 100 companies – a list of America’s best corporate citizens – and was ranked number one within the utility sector for its commitment to the environment and the communities it serves. The company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2021 for the third consecutive year by the Ethisphere Institute. For more information, visit www.avangrid.com.